Exhibit 10.36

BURGER KING WORLDWIDE, INC.

AMENDED AND RESTATED 2012 OMNIBUS INCENTIVE PLAN

MATCHING OPTION AWARD AGREEMENT

Unless defined in this Matching Option Award Agreement (this “Award Agreement”), capitalized terms will have the same meanings ascribed to them in the Burger King Worldwide, Inc. Amended and Restated 2012 Omnibus Incentive Plan (as may be amended from time to time, the “Plan”).

Pursuant to Section 6 of the Plan, you have been granted a Non-Qualified Stock Option (the “Option”) on the following terms and subject to the provisions of the Plan, which is incorporated herein by reference. This Option is granted in connection with your purchase of Shares in the Company’s 2013 Bonus Swap Program (the “Related Shares”). In the event of a conflict between the provisions of the Plan and this Award Agreement, the provisions of the Plan will govern.

Total Number of Base Option Shares:	[ ] Base Option Shares

Total Number of Additional Option Shares:	[ ] Additional Option Shares

Exercise Price per Share:	$[ ] per Share

Grant Date:	March 7, 2014

Expiration Date:	March 6, 2024

Vesting Date:	December 31, 2018, subject to your continued Service through the Vesting Date and further subject to the Section entitled “Termination” in Exhibit A.

By execution of this Award Agreement, you and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan and the terms and conditions set forth in the attached as Exhibit A.

PARTICIPANT	BURGER KING WORLDWIDE, INC.

By:
Name:	Name:
Title:

EXHIBIT A

TERMS AND CONDITIONS OF THE

OPTION AWARD AGREEMENT

Vesting.

This Option will vest and become exercisable on the “Vesting Date” set forth in this Award Agreement. Any portion of this Option that becomes exercisable in accordance with the foregoing will remain exercisable until the Expiration Date, unless earlier terminated pursuant to the Plan or this Award Agreement (including, without limitation, the section below entitled “Termination”). Subject to the section below entitled “Termination,” this Option may be exercised only while you are employed by the Company or any of its Affiliates. Prior to the exercise of this Option, you will not have any rights of a shareholder with respect to this Option or the Shares subject thereto.

Method of Exercise.

This Option will be exercisable pursuant to procedures approved by the Committee and communicated to you. No Shares will be delivered pursuant to the exercise of this Option unless (i) you have complied with your obligations under this Award Agreement, (ii) the exercise of this Option and the delivery of such Shares complies with applicable law, and (iii) full payment (or satisfactory provision therefor) of the aggregate exercise price of the Option and any withholding or other taxes have been received by the Company. Until such time as the Shares are delivered to you (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), you will have no right to vote or receive dividends or any other rights as a shareholder with respect to such Shares, notwithstanding the exercise of this Option.

Adjustment for Certain Events.

If and to the extent that it would not cause a violation of Section 409A of the Code or other applicable law, if any of the events described in Section 5(d) of the Plan shall occur, the Committee shall make an adjustment as described in such Section 5(d) to prevent dilution or enlargement of the benefits provided under this Option.

Termination.

Upon termination of your Service (other than as set forth below) prior to the Vesting Date, you will forfeit this Option without any consideration due to you.

If your Service terminates prior to the Vesting Date Without Cause (as defined below) or by reason of your death, Retirement or Disability (as defined below), you (or, if applicable, such other person who is entitled to exercise this Option) shall be vested in the number of Option Shares as if the Option Shares subject to the Option vested 20% on each of December 31, 2014, December 31, 2015, December 31, 2016, December 31, 2017 and December 31, 2018, respectively, and you (or, if applicable, such other person who is entitled to exercise this Option) may exercise the Option to the extent vested on the date of termination of your Service as provided for below.

Subject to any terms and conditions that the Committee may impose in accordance with Section 13 of the Plan, in the event that a Change in Control occurs and, within twelve (12) months following the date of such Change in Control, your Service is terminated by the Company Without Cause (as defined herein), this Option shall vest in full upon such termination. In the event that there is a conflict between the terms of this Award Agreement regarding the effect of a Change in Control on this Option and the terms of any Employment Agreement, the terms of this Option Award Agreement will govern.

To the extent this Option is or becomes exercisable on the date of termination of your Service, then, if you (or, if applicable, such other person who is entitled to exercise this Option) do not exercise this Option on or prior to the expiration of the Option Exercise Period (as set forth below), this Option will terminate. In no event may you exercise this Option after the Expiration Date.

Type of Termination	Option Exercise Period
Without Cause	90 day period beginning on the date of termination

Resignation	90 day period beginning on the date of termination

Retirement	One year period beginning on the date of termination

Disability	One year period beginning on the date of termination

Death	One year period beginning on the date of termination

For Cause	None, the Option expires immediately

The date of termination of your Service will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law) regardless of the reason for such termination and whether or not later found to be invalid or in breach of laws in the jurisdiction where you are rendering Service or the terms of your Employment Agreement, if any). The Committee shall have the exclusive discretion to determine the date of termination of your Service for purposes of this Option.

In the event that there is a conflict between the terms of this Award Agreement regarding the effect of a termination of your Service on this Option and the terms of any Employment Agreement, the terms of your Employment Agreement will govern.

For purposes of this Award Agreement, the following terms shall have the following meanings:

“Additional Option Shares” means the number of Option Shares indicated as “Additional Option Shares” on the cover page to this Award Agreement (if any).

“Base Option Shares” means the number of Option Shares indicated as “Base Option Shares” on the cover page to this Award Agreement.

“Cause” means (i) a material breach by you of any of your obligations under any written employment agreement with the Company or any of its Affiliates, (ii) a material violation by you of any of the policies, procedures, rules and regulations of the Company or any of its Affiliates applicable to employees or other service providers generally or to employees or other service providers at your grade level; (iii) the failure by you to reasonably and substantially perform your duties to the Company or its Affiliates (other than as a result of physical or mental illness or injury); (iv) your willful misconduct or gross negligence that has caused or is reasonably expected to result in material injury to the business, reputation or prospects of the Company or any of its Affiliates; (v) your fraud or misappropriation of funds; or (vi) the commission by you of a felony or other serious crime involving moral turpitude; provided that if you are a party to an Employment Agreement at the time of termination of your Service and such Employment Agreement contains a different definition of “cause” (or any derivation thereof), the definition in such Employment Agreement will control for purposes of this Award Agreement.

If you are terminated Without Cause and, within the twelve (12) month period subsequent to such termination of your Service, the Company determines that your Service could have been terminated for Cause, subject to anything to the contrary that may be contained in your Employment Agreement at the time of termination of your Service, your Service will, at the election of the Company, be deemed to have been terminated for Cause, effective as of the date the events giving rise to Cause occurred.

“Disability” means (i) a physical or mental condition entitling you to benefits under the long-term disability policy of the Company covering you or (ii) in the absence of any such policy, a physical or mental condition rendering you unable to perform your duties for the Company or any of its Affiliates for a period of six (6) consecutive months or longer; provided that if you are a party to an Employment Agreement at the time of termination of your Service and such Employment Agreement contains a different definition of “disability” (or any derivation thereof), the definition in such Employment Agreement will control for purposes of this Award Agreement.

“Retirement” means a termination of Service by you on or after the later of (i) your 55th birthday and (ii) your completion of five years of Service with the Company or its Affiliates.

“Option Shares” means, collectively, the Base Option Shares and, if applicable, the Additional Option Shares underlying this Option.

“Option Vesting Date” means December 31, 2018 or such earlier vesting as may be provided in this Award Agreement.

“Without Cause” means a termination of your Service by you for “Good Reason”, if you have an Employment Agreement that defines the term “Good Reason”, or by your employer (the “Employer”) other than any such termination by your Employer for Cause or due to your death or Disability; provided that if you are a party to an Employment Agreement at the time of termination of your Service and such Employment Agreement contains a different definition of “without cause” (or any derivation thereof), the definition in such Employment Agreement will control for purposes of this Award Agreement. Notwithstanding the foregoing, if you are a party to an Employment Agreement at the time of termination of your Service and such Employment Agreement provides that a termination of your Service by you for “Good Reason” constitutes termination of your Service “Without Cause”, such termination for Good Reason shall not constitute termination Without Cause for purposes of the acceleration of your Options following a Change in Control.

Forfeiture of Unvested Option Shares upon the Transfer of Related Shares.

If you Transfer (other than pursuant to the laws of descent) any of the Related Shares before the Option Vesting Date, you will immediately forfeit (a) the number of unvested Base Option Shares equal to the product of (i) the total number of unvested Base Option Shares and (ii) a fraction, (A) the numerator of which is the aggregate number of Related Shares Transferred and (B) the denominator of which is the aggregate number of Related Shares originally purchased, and (b) all of the unvested Additional Option Shares, if any.

Taxes.

Regardless of any action the Company or your Employer takes with respect to any or all income tax, social security or insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option grant, including the grant, vesting or exercise of this Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (2) do not commit to structure the terms of the grant or any aspect of this Option to reduce or eliminate your liability for Tax-Related Items.

Prior to exercise of this Option, you will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding and payment on account obligations of the Company and/or the Employer. In this regard, you authorize the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by the Company and/or the Employer or from proceeds of the sale of Shares. Alternatively, or in addition, if permissible under local law, the Company may in its sole and absolute discretion (1) sell or arrange for the sale of Shares that you acquire to meet the withholding obligation for Tax-Related Items, and/or (2) withhold the amount of Shares necessary to satisfy the minimum withholding amount. Finally, you will pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of your participation in the Plan or your purchase of Shares that cannot be satisfied by the means previously described. The Company may refuse to honor the exercise and refuse to deliver the Shares if you fail to comply with your obligations in connection with the Tax-Related Items as described in this section.

No Guarantee of Continued Service.

You acknowledge and agree that the vesting of this Option on the Vesting Date is earned only by performing continuing Service (not through the act of being hired or being granted this Award). You further acknowledge and agree that this Award Agreement, the transactions contemplated hereunder and the Vesting Date shall not be construed as giving you the right to be retained in the employ of, or to continue to provide Service to, the Company or any Affiliate. Further, the Company or the applicable Affiliate may at any time dismiss you, free from any liability, or any claim under the Plan, unless otherwise expressly provided in any other agreement binding you, the Company or the applicable Affiliate. The receipt of this Award is not intended to confer any rights on you except as set forth in this Award Agreement.

Termination for Cause; Restrictive Covenants.

In consideration for the grant of this Option and for other good and valuable consideration, the sufficiency of which is acknowledged by you, you agree as follows:

Upon (i) a termination of your Service for Cause, (ii) a retroactive termination of your Service for Cause as permitted herein or under your Employment Agreement, or (iii) a violation of any post-termination restrictive covenant (including, without limitation, non-disclosure, non-competition and/or non-solicitation) contained in your Employment Agreement, any separation or termination or similar agreement you may enter into with the Company or one of its Affiliates in connection with termination of your Service, any Options you hold that are then outstanding shall be immediately forfeited and the Company may require that you repay (with interest or appreciation (if any), as applicable, determined up to the date payment is made), and you shall promptly repay, to the Company, the Fair Market Value (in cash or in Shares) of any Shares received upon the exercise of Options during the period beginning on the date that is one year before the date of your termination and ending on the first anniversary of the date of your termination, minus the applicable exercise price. The Fair Market Value of any such Shares shall be determined as of the date of exercise of such Option.

Company’s Right of Offset.

If you become entitled to a distribution of benefits under this Award, and if at such time you have any outstanding debt, obligation, or other liability representing an amount owing to the Company or any of its Affiliates, then the Company or its Affiliates, upon a determination by the Committee, and to the extent permitted by applicable law and it would not cause a violation of Section 409A of the Code, may offset such amount so owing against the amount of benefits otherwise distributable. Such determination shall be made by the Committee.

Acknowledgment of Nature of Award.

In accepting this Option, you acknowledge that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan;

(b) the Option award is voluntary, occasional and discretionary and does not create any contractual or other right to receive future Option awards, or benefits in lieu of Options even if Options have been awarded repeatedly in the past;

(c) all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(d) your participation in the Plan is voluntary;

(e) this Option is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or to the Employer;

(f) this Option is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

(g) the future value of the underlying Option Shares is unknown and cannot be predicted with certainty;

(h) if the underlying Option Shares do not increase in value, this Option will have no value;

(i) if you receive Shares, the value of such Shares acquired upon exercise may increase or decrease in value; and

(j) no claim or entitlement to compensation or damages arises from termination of this Option, and no claim or entitlement to compensation or damages shall arise from any diminution in value of this Option or Shares received upon exercise of this Option resulting from termination of your Service by the Employer and you irrevocably release the Company and the Employer from any such claim that may arise.

Securities Laws.

By accepting this Option, you acknowledge that federal securities laws and/or the Company’s policies regarding trading in its securities may limit or restrict your right to buy or sell Shares, including, without limitation, sales of Shares acquired in connection with this Option. You agree to comply with such federal securities law requirements and Company policies, as such laws and policies are amended from time to time.

Data Privacy Notice and Consent.

You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Award Agreement by and among, as applicable, the Employer, the Company, its Subsidiaries and its Affiliates or such other third party administrator as designated by the Committee in its sole and absolute discretion for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company, the Employer and/or such other third party administrator as designated by the Committee in its sole and absolute discretion may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance or social security number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of this Option or any other entitlement to Shares awarded, canceled, vested, unvested or outstanding in your favor (“Data”), for the purpose of implementing, administering and managing the Plan. You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom the Shares received upon exercise of this Option may be deposited. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand that refusal or withdrawal of consent may affect your ability to participate in the Plan. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or Service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing your consent is that the Company would not be able to grant you Options or other Awards or administer or maintain such Awards. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

Limits on Transferability; Beneficiaries.

This Option shall not be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability to any party, or Transferred, otherwise than by your will or the laws of descent and distribution or to a Beneficiary upon your death, and this Option shall be exercised during your lifetime only by you or your guardian or legal representative, except that this Option may be Transferred to one or more Beneficiaries or other Transferees during your lifetime with the consent of the Committee, and may be exercised by such Transferees in accordance with the terms of this Award Agreement. A Beneficiary, Transferee, or other person claiming any rights under this Award Agreement shall be subject to all terms and conditions of the Plan and this Award Agreement, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

No Transfer to any executor or administrator of your estate or to any Beneficiary by will or the laws of descent and distribution of any rights in respect of this Option shall be effective to bind the Company unless the Committee shall have been furnished with (i) written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the Transfer and (ii) the written agreement of the Transferee to comply with all the terms and conditions applicable to this Option and any Shares purchased upon exercise of this Option that are or would have been applicable to you.

No Compensation Deferrals.

It is intended that the Option awarded pursuant to this Award Agreement be exempt from Section 409A of the Code (“Section 409A”) because it is believed that (i) the Exercise Price per Share may never be less than the Fair Market Value of a Share on the Grant Date and the number of Shares subject to the Option is fixed on the original Grant Date, (ii) the Transfer or exercise of the Option is subject to taxation under Section 83 of the Code and Treasury Regulation 1.83-7, and (iii) the Option does not include any feature for the deferral of compensation other than the deferral of recognition of income until the exercise of the Option. The provisions of this Award Agreement shall be interpreted in a manner consistent with this intention. In the event that the Company believes, at any time, that any benefit or right under this Award Agreement is subject to Section 409A, then the Committee may (acting alone and without any required consent by you) amend this Award Agreement in such manner as the Committee deems necessary or appropriate to be exempt from or otherwise comply with the requirements of Section 409A (including without limitation, amending the Award Agreement to increase the Exercise Price per Share to such amount as may be required in order for the Option to be exempt from Section 409A).

Notwithstanding the foregoing, the Company does not make any representation to you that the Option awarded pursuant to this Agreement is exempt from, or satisfies, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless you or any Beneficiary for any tax, additional tax, interest or penalties that you or any Beneficiary may incur in the event that any provision of this Agreement, or any amendment or modification thereof or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A.

Entire Agreement; Governing Law; Jurisdiction; Waiver of Jury Trial.

The Plan, this Award Agreement and, to the extent applicable, your Employment Agreement or any separation agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings, representations and agreements (whether oral or written) of the Company and you with respect to the subject matter hereof. This Award Agreement may not be modified in a manner that adversely affects your rights heretofore granted under the Plan, except with your consent or to comply with applicable law or to the extent permitted under other provisions of the Plan. This Award Agreement is governed by the laws of the State of Delaware, without regard to its principles of conflict of laws.

ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT MAY BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF FLORIDA OR (TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFORE) THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF FLORIDA, AND YOU IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING. ANY ACTIONS OR PROCEEDINGS TO ENFORCE A JUDGMENT ISSUED BY ONE OF THE FOREGOING COURTS MAY BE ENFORCED IN ANY JURISDICTION.

TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, YOU HEREBY WAIVE, AND COVENANT THAT YOU WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE.

By signing this Award Agreement, you acknowledge receipt of a copy of the Plan and represent that you are familiar with the terms and conditions of the Plan, and hereby accept this Award subject to all provisions in this Award Agreement and in the Plan. You hereby agree to accept as final, conclusive and binding all decisions or interpretations of the Committee upon any questions arising under the Plan or this Award Agreement.

Electronic Delivery and Acceptance.

The Company may, in its sole discretion, decide to deliver any documents related to this Option or future options that may be awarded under the Plan by electronic means or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

Agreement Severable.

In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.

Language.

If you have received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

Appendix A.

Notwithstanding any provision in this Award Agreement, if you work and/or reside outside the U.S., this Option grant shall be subject to the general non-U.S. terms and conditions and the special terms and conditions for your country set forth in Appendix A. Moreover, if you relocate from the U.S. to one of the countries included in Appendix A or you move between countries included in Appendix A, the general non-U.S. terms and conditions and the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix A constitutes part of this Award Agreement.

Waiver.

You acknowledge that a waiver by the Company of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by you or any other participant.

APPENDIX A

ADDITIONAL TERMS AND CONDITIONS OF THE

BURGER KING WORLDWIDE, INC.

AMENDED AND RESTATED 2012 OMNIBUS INCENTIVE PLAN

MATCHING OPTION AWARD AGREEMENT FOR NON-U.S. PARTICIPANTS

Certain capitalized terms used but not defined in this Appendix A have the meanings set forth in the Burger King Worldwide, Inc. Amended and Restated 2012 Omnibus Incentive Plan (the “Plan”) and/or the Matching Option Award Agreement (the “Award Agreement”).

TERMS AND CONDITIONS

This Appendix A includes additional terms and conditions that govern this Option granted to you under the Plan if you reside and/or work outside the U.S. and/or in one of the countries listed below. If you are a citizen or resident of a country other than the one in which you are currently residing and/or working, transfer employment after this Option is granted or are considered a resident of another country for local law purposes, the Committee shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply to you.

NOTIFICATIONS

This Appendix A also includes information regarding securities, exchange controls, tax and certain other issues of which you should be aware with respect to participation in the Plan. The information is based on the securities, exchange control, and other laws in effect in the respective countries as of February 2014. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information in this Appendix A as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time you vest in or exercise this Option or sell Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of a particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

Finally, if you are a citizen or resident of a country other than the one in which you are currently residing and/or working, transfer employment after this Option is granted or are considered a resident of another country for local law purposes, the information contained herein may not be applicable to you.

GENERAL NON-U.S. TERMS AND CONDITIONS

TERMS AND CONDITIONS

The following terms and conditions apply to you if you reside and/or work outside of the U.S.

Entire Agreement.

The following provisions supplement the entire Award Agreement, generally:

If you reside and/or work outside the U.S., in no event will any aspect of this Option be determined in accordance with your Employment Agreement (or other Service contract). The terms and conditions of this Option will be solely determined in accordance with the provisions of the Plan and the Award Agreement, including this Appendix A, which supersede and replace any prior agreement, either written or verbal (including your Employment Agreement, if applicable) in relation to this Option.

Termination.

The following provision supplements the Termination section of the Award Agreement:

Notwithstanding the provisions governing the treatment of this Option upon termination due to Retirement set forth in the Termination section of the Award Agreement, if the Company receives an opinion of counsel that there has been a legal judgment and/or legal development in a particular jurisdiction that would likely result in the treatment in case of a termination due to Retirement as set forth in the Award Agreement being deemed unlawful and/or discriminatory, then the Company will not apply the provisions for termination due to Retirement at the time you cease to provide Services and this Option will be treated as it would under the rules that apply if your Service ends for resignation.

Termination for Cause.

The Termination for Cause section of the Award Agreement shall only be enforced, to the extent deemed permissible under applicable local law, as determined in the sole discretion of the Committee.

Taxes.

The following provisions supplement the Taxes section of the Award Agreement:

You acknowledge that your liability for Tax-Related Items may exceed the amount withheld by the Company and/or the Employer.

If you have become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

To avoid any negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the exercised Option, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan.

Limits on Transferability; Beneficiaries.

The following provision supplements the Limits on Transferability; Beneficiaries section of the Award Agreement:

If you are located outside the U.S., this Option may not be Transferred to a designated Beneficiary and may only be Transferred upon your death to your legal heirs in accordance with applicable laws of descent and distribution. In no case may this Option be Transferred to another individual during your lifetime.

Acknowledgement of Nature of Award.

The following provisions supplement the Acknowledgment of Nature of Award section of the Award Agreement:

You acknowledge the following with respect to this Option:

(a) The Option and any Shares acquired under the Plan are not intended to replace any pension rights or compensation.

(b) In no event should this Option or any Shares acquired under the Plan be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any Affiliate.

(c) Neither the Company, the Employer nor any other Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of this Option or of any amounts due to your pursuant to exercise of this Option or the subsequent sale of any Shares acquired upon exercise.

No Advice Regarding Award.

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

Governing Law.

The following provisions supplement the Governing Law section of the Award Agreement:

For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or the Award Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Florida and agree that such litigation shall be conducted only in the court of Miami-Dade County, Florida, or the federal courts for the United States for the Southern District of Florida, and no other courts, where this grant is made and/or to be performed.

Insider Trading Restrictions/Market Abuse Laws.

You acknowledge that, depending on your country of residence, you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to acquire or sell Shares or rights to Shares under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in your country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you are advised to speak to your personal advisor on this matter.

Imposition of Other Requirements.

The Company reserves the right to impose other requirements on your participation in the Plan, on this Option and on any Shares purchased upon exercise of this Option, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

COUNTRY-SPECIFIC TERMS AND CONDITIONS/NOTIFICATIONS

BRAZIL

TERMS AND CONDITIONS

Compliance with Law.

By accepting this Option you acknowledge that you agree to comply with applicable Brazilian laws and pay any Tax-Related Items associated with participation in the Plan, including the exercise of this Option, the receipt of any dividends, and the sale of Shares acquired under the Plan.

NOTIFICATIONS

Exchange Control Information.

If you are resident or domiciled in Brazil, you will be required to submit annually a declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than US$100,000. Assets and rights that must be reported include Shares. Foreign individuals holding Brazilian visas are considered Brazilian residents for purposes of this reporting requirement and must declare at least the assets held abroad that were acquired subsequent to the date of admittance as a resident of Brazil.

GERMANY

NOTIFICATIONS

Exchange Control Information.

Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. In the event that you remit or receive a payment in excess of this amount, you must report the payment to the German Federal Bank electronically using the “General Statistics Reporting Portal” (“Allgemeines Meldeportal Statistik”) available via the bank’s website at www.bundesbank.de.

SINGAPORE

NOTIFICATIONS

Securities Law Information.

The grant of this Option is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. You should note that this Option is subject to section 257 of the SFA and you will not be able to make (i) any subsequent sale of Shares in Singapore or (ii) any offer of such subsequent sale of Shares subject to the awards in Singapore, unless such sale or offer in is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.

Director Notification Requirement.

If you are a director, associate director or shadow director of the Company’s Singapore Affiliate, you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore Affiliate in writing when you receive an interest (e.g., Options, Shares) in the Company or Affiliate. In addition, you must notify the Singapore Affiliate when you sell Shares (including when you sell Shares issued upon vesting and exercise of this Option). These notifications must be made within two business days of acquiring or disposing of any interest in the Company or any Affiliate. In addition, a notification of your interests in the Company or Affiliate must be made within two business days of becoming a director.

SPAIN

TERMS AND CONDITIONS

Nature of Grant.

This provision supplements the Acknowledgement of Nature of Award section of the Award Agreement including this Appendix A:

In accepting this Option, you consent to participation in the Plan and acknowledge that you have received a copy of the Plan.

You understand and agree that, as a condition of the grant of this Option, except as provided for in the Award Agreement, the termination of your Service for any reason (including for the reasons listed below) will automatically result in the loss of this Option that has not vested on the date of termination.

In particular, you understand and agree that, unless otherwise provided for in the Award Agreement, any unvested Option as of your termination date and any vested Option not exercised within the period set forth in the Award Agreement following your termination date will be forfeited without entitlement to the underlying Shares or to any amount as indemnification in the event of a termination by reason of, including, but not limited to: disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause, individual or collective layoff on objective grounds, whether adjudged to be with cause or adjudged or recognized to be without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer, and under Article 10.3 of Royal Decree 1382/1985.

Furthermore, you understand that the Company has unilaterally, gratuitously and discretionally decided to grant this Option under the Plan to individuals who may be employees of the Company or any Affiliate. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or its Affiliates on an ongoing basis other than to the extent set forth in the Award Agreement. Consequently, you understand that this Option is granted on the assumption and condition that this Option and the Shares issued upon exercise shall not become a part of any employment or Service contract (either with the Company, the Employer or any other Affiliate) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, you understand that the grant of this Option would not be made to you but for the assumptions and conditions referred to above; thus, you acknowledge and freely accept that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant to you of this Option shall be null and void.

NOTIFICATIONS

Securities Law Information.

The Option and the Shares described in the Award Agreement and this Appendix A do not qualify under Spanish regulations as securities. No “offer of securities to the public”, as defined under Spanish law, has taken place or will take place in the Spanish territory. The Award Agreement (including this Appendix A) has not been nor will it be registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.

Exchange Control Information.

The acquisition of Shares and the sale of Shares must be declared for statistical purposes to the Dirección General de Comercio e Inversiones (the “DGCI”) of the Ministry of Industry, Tourism and Commerce. Because you will not purchase or sell the Shares through the use of a Spanish financial institution, you must make the declaration by filing a D-6 form with the DGCI. Generally, the D-6 form must be filed each January while the Shares are owned or to report the sale of Shares.

When receiving foreign currency payments derived from the ownership of Shares (i.e., dividends or sale proceeds) exceeding €50,000, you must inform the financial institution receiving the payment of the basis upon which such payment is made. You will need to provide the institution with the following information: (i) your name, address, and fiscal identification number; (ii) the name and corporate domicile of the Company; (iii) the amount of the payment; (iv) the currency used; (v) the country of origin; (vi) the reasons for the payment; and (vii) any further information that may be required.

Foreign Asset/Account Reporting Information.

To the extent that you hold rights or assets (e.g., Shares, cash, etc.) in a bank or brokerage account outside of Spain with a value in excess of €50,000 per type of right or asset as of December 31 each year, you are required to report information on such rights and assets on your tax return for such year. Shares acquired under the Plan constitute securities for purposes of this requirement, but this Option (whether vested or unvested) is not considered an asset or right for purposes of this requirement.

If applicable, you must report the rights or assets on Form 720 by no later than March 31 following the end of the relevant year. After such rights or assets are initially reported, the reporting obligation will only apply for subsequent years if the value of any previously-reported rights or assets increases by more than €20,000. Failure to comply with this reporting requirement may result in penalties to you. Accordingly, you are advised to consult your personal tax and legal advisors to ensure that you are properly complying with your reporting obligations.

In addition, you are required to electronically declare to the Bank of Spain any securities accounts (including brokerage accounts held abroad), as well as the securities held in such accounts if the value of the transactions for all such accounts during the prior tax year or the balances in such accounts as of December 31 of the prior tax year exceeds €1,000,000.

SWITZERLAND

NOTIFICATIONS

Securities Law Information.

The offer of this Option is considered a private offering in Switzerland and is therefore not subject to registration in Switzerland.

UNITED KINGDOM

TERMS & CONDITIONS

Tax Acknowledgment.

The following provisions supplement the Taxes section of the Award Agreement:

You shall pay to the Company or the Employer the amount of income tax that the Company or the Employer may be required to account to HM Revenue & Customs (“HMRC”) with respect to the event giving rise to the income tax (the “Taxable Event”) that cannot be satisfied by the means described in the Award Agreement. If payment or withholding of the income tax is not made within ninety (90) days of the Taxable Event or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), then the amount that should have been withheld shall constitute a loan owed by you to the Employer, effective on the Due Date. You agree that the loan will bear interest at the HMRC official rate and will be immediately due and repayable by you, and the Company and/or the Employer may recover it at any time thereafter by any of the means set forth in Award Agreement.

Notwithstanding the foregoing, if you are an executive officer or director (as within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the terms of the immediately foregoing provision will not apply. In the event that you are an executive officer or director, as defined above, and income tax due is not collected from or paid by you by the Due Date, the amount of any uncollected income tax may constitute a benefit to you on which additional income tax and National Insurance contributions may be payable. You will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Employer, as applicable, for the value of any employee National Insurance contributions due on this additional benefit.